Exhibit 10.1

CONSULTING AGREEMENT SECOND AMENDED ADDENDUM

This Consulting Agreement Second Amended Addendum is entered into effective as of December 18, 2004, and is a supplement to, and modification of, that certain Consulting Agreement (the “Original Agreement”) by and between F.Y.I. Incorporated (n/k/a SOURCECORP, Incorporated) (the “Company”) and David Lowenstein (“Consultant”), dated as of January 1, 2000.

1.             Fee Modification.  Effective December 18, 2004, in addition to the fees contemplated by Section 2 of the Original Agreement, Consultant’s hourly rate of $140.00 shall be increased to $180.00 per hour for services Consultant performs at the request of, and on behalf of, the Company, subject to the aggregate compensation limitation under the Original Agreement of $250,000 for any calendar year.  The proviso of Section 1 (which relates to activities not subject to an hourly rate) of that certain Consulting Agreement Addendum dated as of March 6, 2003 shall remain in effect.

2.             Governing Laws.  This Second Amended Addendum shall in all respect be construed according to the laws of the State of Texas.

3.             Counterparts.  This Second Amended Addendum may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

4.             Effect of Second Amended Addendum.  Except as specifically amended by this Second Amended Addendum, all provisions of the Original Agreement (as amended by the Consulting Agreement Amended Addendum entered into effective as of October 1, 2004) remain in full force and effect in accordance with their express terms.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended Addendum as of the day and year first above written.

SOURCECORP, Incorporated		CONSULTANT
(f/k/a F.Y.I. Incorporated)

By:	/s/ Thomas C. Walker	/s/ David Lowenstein
	Thomas C. Walker	David Lowenstein
Chairman and Chief Development Officer